Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-172999) pertaining to the 2009 Verizon Communications Inc. Long-Term Incentive Plan and the 2017 Verizon Communications Inc. Long-Term Incentive Plan of our reports dated February 21, 2017, with respect to the consolidated financial statements of Verizon Communications Inc. (Verizon), and the effectiveness of internal control over financial reporting of Verizon, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2016 and the financial statement schedule of Verizon included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

New York, New York

May 5, 2017